Exhibit 10.1
EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”), entered into on 27th day of May 2026, is by and between Tyson Foods, Inc., a Delaware corporation, and any of its subsidiaries and affiliates (hereinafter collectively referred to as “Tyson”), and Jeffrey K. Schomburger (hereinafter referred to as “you”).
WITNESSETH:
WHEREAS, prior to entering this Agreement, you have served as a member on the Board of Directors of Tyson Foods, Inc. (the “Board”) since December 2016;
WHEREAS, the Board has seen fit to offer you employment as a senior executive with Tyson Foods, Inc., effective July 1, 2026 (the “Effective Date”) and offer you the position of President and Chief Executive Officer of Tyson Foods, Inc., effective as of October 4, 2026;
WHEREAS, in connection with your employment offer, Tyson desires to enter into this Agreement with you to reflect the terms of your compensation in connection with the President and Chief Executive Officer position and other agreements between you and Tyson;
WHEREAS, Tyson is engaged in a very competitive business, where the development and retention of extensive confidential information, trade secrets and proprietary information as well as customer relationships and goodwill are critical to future business success;
WHEREAS, by virtue of your role on the Board, you have been and continue to be involved in the development of, and have had and will continue to have access to, Tyson’s confidential information, trade secrets and proprietary information, and, if such information were to get into the hands of competitors of Tyson, it could do substantial business harm to Tyson;
WHEREAS, unless you execute this Agreement, you will not continue to be provided with or given access to Tyson’s customers and goodwill or Tyson’s confidential information, trade secrets and proprietary information, and therefore will not be able to serve as President and Chief Executive Officer of Tyson; and
WHEREAS, Tyson has advised you that agreement to the terms of this Agreement, and specifically the non-compete and non-solicitation sections, is an integral part of this Agreement, and you acknowledge the importance of the non-compete and non-solicitation sections, and having reviewed the Agreement as a whole, are willing to commit to the restrictions set forth herein.
NOW, THEREFORE, Tyson and you hereby mutually agree as follows:
1.        Employment.
(a)    Consideration. In consideration of the above and other good and valuable consideration, you are expressly being given employment, continued employment, a relationship with Tyson, certain monies, benefits, severance, stock awards, training and/or access to trade secrets and confidential information of Tyson and its customers, suppliers, vendors or affiliates to which you would not have access but for your relationship with Tyson in exchange for you agreeing to the terms of this Agreement.

Exhibit 10.1
(b)    Duties. Tyson hereby agrees to modify your relationship with Tyson and employ you and you hereby accept employment with Tyson, effective as of July 1, 2026 and as President and Chief Executive Officer, effective as of October 4, 2026. The duties and services required to be performed by you shall be consistent with your position, as assigned by the Board in its sole discretion from time to time. You agree to devote substantially all of your working time, attention and energies to the business of Tyson. You may make and manage personal investments (provided such investments in other activities do not violate, in any material respect, the provisions of Section 6 of this Agreement), be involved in charitable and professional activities, and, with the prior written consent of the Chairman of the Compensation and Leadership Development Committee of the Board (the “CLDC Chairman”), serve on boards of other for profit entities, provided such activities do not materially interfere with the performance of your duties hereunder. You agree that during your employment with Tyson, you will not engage in any (i) competitive outside business activities, (ii) work for an outside business that provides goods or services to Tyson, or (iii) work for outside business that buys products from Tyson, other than with the CLDC Chairman’s written approval. You will devote your best efforts to the performance of your duties and the advancement of Tyson and shall not engage in any other employment, profitable activities, or other pursuits which would cause you to disclose or utilize Confidential Information (as defined in Section 6(a)), or reflect adversely on Tyson. This obligation shall include, but is not limited to, obtaining the consent of the CLDC Chairman prior to performing tasks for business associates of Tyson outside of your customary duties for Tyson, giving speeches or writing articles, blogs, or posts, about Tyson’s business, improperly using Tyson’s name or identifying your association or position with Tyson in a manner that reflects unfavorably upon Tyson. You further agree that you will not use, incorporate, or otherwise create any business entity or organization or domain name using any name confusingly similar to the name of Tyson or the name of any affiliate of Tyson or any other name under which any such entities do business.
(c)    Term of Employment. Your employment under this Agreement will commence on the Effective Date above and end (i) on the date your employment terminates pursuant to Section 3 or (ii) on the completion of a three-year term on October 4, 2029, unless by mutual agreement this Agreement is renewed and/or extended (the “Period of Employment”). Upon the completion of a three-year term, or such extended term as is mutually agreed upon, and subsequent termination consistent with Section 3(a), it is the intention of the parties to negotiate a consulting agreement with an applicable term of no less than one year. Your employment status, compensation, benefits, and any applicable perquisites associated with the consultancy will be negotiated at or near the completion date of this Agreement; provided, however, that it is the intent of the parties that such agreement may provide for annualized compensation equal to annual base salary and target annual cash bonus in effect at the time of your termination of employment, and for the use of accrued and unused personal aircraft hours (but not for further accrual of additional hours), consistent with Section 2(d) below. For clarity, and notwithstanding anything to the contrary herein, discussion of or reference made to a consulting agreement does not give rise to any entitlement in advance of a written mutual agreement.

Exhibit 10.1
2.        Compensation.
(a)    Base Salary. For the services to be performed hereunder during the Period of Employment, Tyson shall pay you at an annual base salary of $1,600,000.00, which may be adjusted by Tyson from time to time, as determined by and subject to the discretion of the Compensation and Leadership Development Committee of the Board (“CLDC”). Such base salary shall be paid in accordance with Tyson’s payroll practice.
(b)    Performance Incentive Eligibility. You may receive performance incentive awards under Tyson’s annual incentive plan then in effect (if any), on terms and in amounts as determined by and subject to the discretion of the CLDC.
(c)    Stock Grants. You may receive stock awards under an equity incentive compensation plan of Tyson then in effect (if any), on terms and in amounts as determined by and subject to the discretion of the CLDC.
(d)    Perquisites. During the Period of Employment, Tyson shall make available to you Tyson aircraft for personal use in a manner consistent with Tyson’s then- existing policies; provided that your personal use of Tyson aircraft shall not interfere with Tyson’s use of such aircraft. Such use will be limited to thirty (30) hours per year, measured on a calendar year basis. Unused hours in a given year (including hours carried over from a prior year) shall carry over until the date on which your service as President and Chief Executive Officer, and service under any subsequent consulting agreement pursuant to Section 1(c), ceases. At that time, any unused hours will be forfeited and no further hours shall accrue. You will also receive a one-time payment in the amount of $75,000.00 intended to cover any relocation expenses you may incur.
(e)    Benefit Plans, Vacation and Reimbursement Programs. You shall be entitled to participate in any benefit plans of Tyson as adopted or amended from time to time on terms and in amounts consistent with those generally applicable to other senior executive-level employees. You will be entitled to an annual paid vacation in accordance with Tyson’s applicable vacation policy, as in effect from time to time. Tyson will pay or reimburse you for all reasonable expenses actually incurred or paid by you in the performance of your services to Tyson, subject to and in accordance with applicable expense reimbursement and related policies and procedures as in effect from time to time.
(f)    Review. Base salary, performance incentive compensation, stock grant levels, and plan participation will be subject to review annually (or from time to time at the discretion of the CLDC), when compensation of other officers and managers of Tyson are reviewed for consideration of adjustments thereof.
3.    Termination. Upon any termination of your employment for any reason, you shall immediately resign from all boards, offices and other positions with Tyson or from any board or committee of an association or industry group where you represent Tyson. The date upon which your employment terminates and the Period of Employment ends will be your “Termination Date” for all purposes of this Agreement. Your employment may be terminated under this Agreement in the following events:

Exhibit 10.1
(a)    Completion of Term. The term of this Agreement being three years, your employment will terminate upon October 4, 2029 if not extended or terminated in advance of this date for one of the events described in (b) through (g) below.
(b)    Death. Your employment hereunder will terminate upon your death.
(c)    Disability. Your employment hereunder will terminate upon your “Disability”. For purposes of this Agreement, Disability has the same meaning as provided in the long-term disability plan or policy maintained or, if applicable, most recently maintained, by Tyson. If no long-term disability plan or policy was ever maintained on behalf of you or, if the determination of Disability relates to an incentive stock option, Disability means that condition described in Section 22 (e)(3) of the Internal Revenue Code (the “Code”), as amended from time to time. In the event of a dispute, the determination of Disability will be made by the Committee (as defined in Tyson’s equity incentive plan) and will be supported by advice of a physician competent in the area to which such Disability relates.
(d)    Termination by You for Good Reason. Upon the occurrence of a “Good Reason” event, you may terminate your employment pursuant to this Agreement by providing a notice of termination for Good Reason to Tyson within no more than seven (7) days of the Good Reason event and providing Tyson thirty (30) days following receipt of such notice to cure the Good Reason event. If Tyson cures the Good Reason event within such thirty (30) day period, you may not terminate your employment for Good Reason (but you may voluntarily resign pursuant to Section 3(e) below). If Tyson fails to cure the Good Reason event within such thirty (30) day period, your termination of employment will be effective under this Section 3(d) at the end of such thirty (30) day period. For purposes of the Agreement, “Good Reason” means (i) you having been demoted from the position of Chief Executive Officer which Tyson does not cure, within the time period specified in this Section 3(d), by restoring you to the position of Chief Executive Officer, (ii) the assignment to you of any duties materially inconsistent with your position as Chief Executive Officer, (iii) a reduction in the sum of your base salary, your target annual incentive, and your target long-term equity incentive award opportunities of more than 15% from the total in effect immediately prior to such change, or (iv) the relocation of your principal work location by more than 50 miles.
(e)    Voluntary Termination by You without Good Reason. You may terminate your employment pursuant to this Agreement at any time by not less than thirty (30) days prior written notice to Tyson, which notice period may be waived by Tyson. Upon receipt of such notice, Tyson shall have the right, at its sole discretion, to accelerate your Termination Date at any time during said notice period.
(f)    Termination for Cause by Tyson. Tyson may terminate your employment hereunder for “Cause” at any time after providing a notice of termination for Cause to you. For purposes of this Agreement, you shall be treated as having been terminated for Cause if and only if you are terminated as a result of the occurrence of one or more of the following events:
i.     any willful and wrongful conduct or willful and wrongful omission by you that, in each case, injures or is reasonably likely to injure Tyson;

Exhibit 10.1
ii.     any act by you of intentional misrepresentation or embezzlement, misappropriation or conversion of assets of Tyson;
iii.     you are convicted of, confess to, plead no contest to, or become the subject of proceedings that provide a reasonable basis, after due inquiry, for Tyson to believe that you have been engaged in a felony;
iv.     your intentional or willful violation of your fiduciary duty to Tyson, any restrictive covenant provided for under Section 6 of this Agreement or any other agreement with Tyson to which you are a party; or
v.     the Board’s determination, after due inquiry and your reasonable opportunity to be heard, of your breach or violation of any written policies relating to harassment, discrimination, retaliation, or standards of behavior.
For purposes of this Agreement an act or failure to act shall be considered “willful” only if done or omitted to be done without your good faith reasonable belief that such act or failure to act was in the best interests of Tyson. In no event shall Tyson’s failure to notify you of the occurrence of any event constituting Cause, or to terminate you as a result of such event, be construed as a consent to the occurrence of future events, whether or not similar to the initial occurrence, or a waiver of Tyson’s right to terminate you for Cause as a result thereof.
(g)    Termination by Tyson without Cause. Tyson may terminate your employment hereunder without Cause at any time upon notice to you.
4.    Compensation Following Termination of Employment. In the event that your employment hereunder is terminated in a manner as set forth in Section 3 above, you shall be entitled to the compensation and benefits provided under this Section 4.
(a)    Termination Due to Voluntary Termination without Good Reason or Termination for Cause by Tyson. In the event that your employment is terminated by reason of voluntary termination by you without Good Reason (including, without limitation, your decision to retire) pursuant to Section 3(e) or for Cause by Tyson pursuant to Section 3(f), Tyson shall pay the following amounts to you or your estate:
i.    Any accrued but unpaid base salary for services rendered to the Termination Date, any accrued but unpaid expenses required to be reimbursed under this Agreement, and any vacation accrued but unused to the Termination Date (collectively, “Accrued Compensation”); and
ii.    Any benefits accrued through the date of termination to which you may be entitled pursuant to the plans, policies and arrangements, as determined and paid in accordance with the terms of such plans, policies and arrangements (collectively, “Plan Benefits”).

Exhibit 10.1
(b)    Termination Due to Completion of Term, Death or Disability. In the event that your employment is terminated by reason of Completion of Term pursuant to Section 3(a), death pursuant to Section 3(b), or Disability pursuant to Section 3(c), Tyson shall pay the following amounts to you or your estate:
i.    Accrued Compensation;
ii.    Plan Benefits; and
iii.    Subject to your execution and non-revocation of the Release (as defined below), the treatment of your equity awards will be governed by the provisions of the applicable award agreements and equity plan(s) under which such awards were granted; provided, however, that such awards will become fully vested and distributable without the application of any language contained in the applicable award agreements requiring prorated or otherwise reduced vesting at termination.
(c)    Termination by Tyson without Cause or by you for Good Reason. In the event that your employment is terminated by Tyson without Cause pursuant to Section 3(g) or by you for Good Reason pursuant to Section 3(d), Tyson shall pay the following amounts to you;
i.    Accrued Compensation;
ii.    Plan Benefits;
iii.    Subject to your execution and non-revocation of the Release (as defined below), the treatment of your equity awards will be governed by the provisions of the applicable award agreements and equity plan(s) under which such awards were granted; provided, however, that such awards will become fully vested and distributable without the application of any language contained in the applicable award agreements requiring prorated or otherwise reduced vesting at termination.
iv.    Subject to your execution and non-revocation of the Release (as defined below), an amount equal to the sum of (x) 24 months of your base salary and (y) two times your annual cash-based target bonus (the “Severance Amount”). The Severance Amount will be paid over 24 months in accordance with Tyson’s payroll practice;

Exhibit 10.1
v.    Subject to your execution and non-revocation of the Release, if upon the Termination Date you are eligible for and timely elect COBRA health continuation coverage under Tyson’s group health plan(s) for yourself and, if applicable, your eligible dependents, such coverage will be paid for by Tyson, less the portion of the premium cost paid by active employees for the same type and level of coverage, for a period of up to four (4) weeks beginning with the first day of the COBRA health continuation coverage period, provided you timely pay your portion of the premium due for such coverage. Once the premium subsidy ends, you must pay the full COBRA premium to maintain coverages. However, subject to the limitations set forth in (i) through (iv) below, for each month that you continue to be entitled to receive any payments under Section 4(c)(iv) (including, for this purpose, any such Severance Amounts that are delayed in accordance with Code Section 409A), Tyson will pay a taxable reimbursement (without any form of tax gross-up) to you in an amount equal to the difference between the full COBRA premium you paid for coverage and the actively employed team member rate for the same type and level of coverage. All of the terms and conditions of Tyson’s group health plan(s), as amended from time to time, shall apply to such coverage, including any rule that COBRA continuation coverage will end when an individual first becomes covered under any other group health plan or entitled to Medicare. Such taxable reimbursement amount shall end on the date on which occurs the earliest of the following: (i) the date on which you cease to be entitled to receive any payments under Section 4(c)(iv) for any reason; (ii) the date you cease to be eligible for COBRA health continuation coverage; (iii) 18 months; or (iv) the date you notify Tyson that you no longer desire coverage under Tyson’s group health plan(s); and
vi.    Subject to your execution and non-revocation of the Release, in the event Tyson performance criteria for payment of an annual incentive bonus are achieved as of the close of the Tyson fiscal year in which the Termination Date occurs based on the actual performance level achieved for such fiscal year (as determined (x) treating any individual factors as fully satisfied and (y) without regard for any exercise of negative discretion unless such exercise is applicable to all similarly situated executives with like force and effect), a pro-rata annual incentive bonus calculated on actual performance for the fiscal year in which the termination occurs multiplied by a fraction, the numerator of which is the number of days you were employed by Tyson in the annual performance period and the denominator of which is the total number of days included within such annual performance period, paid at the same time as payment is made to all other participants under the annual incentive bonus program, but in no event later than 2½ months following the end of Tyson’s fiscal year in which the Termination Date occurs.

Exhibit 10.1
(d)    Release. For purposes of this Agreement, “Release” means that specific document which Tyson shall present to you for consideration and execution after your termination of employment, under which you agree to irrevocably and unconditionally release and forever discharge Tyson and related parties from any and all causes of action which you at that time had or may have had against Tyson (excluding any claim for indemnity under this Agreement, or any claim under state workers’ compensation or unemployment laws), plus other customary provisions required by Tyson that are contained in Tyson’s form Release (discussed below). The Release will be provided to you as soon as practical after your Termination Date, but in any event in sufficient time so that you will have adequate time to review the Release as provided by applicable law. The Release must be signed within twenty-one (21) days of its presentation to you (or within forty-five (45) days if you are terminated as part of a group termination). After you sign the Release, you will have seven (7) days to change your mind and to revoke your signature. The Release shall not become effective until the seven (7) day revocation period has expired without revocation. Tyson maintains a form of Release, which it may change from time to time in its sole discretion and as it deems appropriate. The latest version of the Release shall be available for your review upon request. Subject to the payment provisions of Section 2.4 of the Executive Severance Plan of Tyson Foods, Inc., and Section 11 below, any payments subject to a Release shall commence on the first payroll period commencing on or after the date the Release becomes effective (the “First Payroll Date”); however, in the event the payments constitute salary continuation or similar periodic payments, the payment on the First Payroll Date will include any such periodic payments that have accrued between your Termination Date and the First Payroll Date.
5.    Stock Grants on Change in Control. Upon the occurrence of a Change in Control (defined below) the stock awards that have been granted to you pursuant to award agreements from Tyson under Section 2, or which have otherwise been previously granted to you under an award agreement from Tyson, and which awards remain outstanding at the time of the Change in Control, will be treated in accordance with the applicable award agreements. For purposes of this Agreement, the term “Change in Control” shall have the same meaning as set forth in the applicable award agreements.

Exhibit 10.1
6.    Restrictive Covenants and Other Restrictions.
(a)    Confidential Information.
i.    You acknowledge that during the course of your employment with Tyson, you will be provided, learn, develop and have access to Tyson’s trade secrets, confidential information and proprietary materials which may include, but are not limited to, the following: strategies, methods, books, records, and documents; technical information concerning products, formulas, production, distribution, equipment, services, and processes; procurement procedures and pricing techniques; the names of and other information concerning customers, suppliers, vendors, investors, and other business affiliates (such as contact name, service provided, pricing, type and amount of services used, credit and financial data, and/or other information relating to Tyson’s relationship with that business affiliate); pricing strategies and price curves; positions, plans, and strategies for expansion or acquisitions; budgets; customer lists; research; weather data; financial analysis, returns and reports and sales data; trading methodologies and terms; evaluations, opinions, and interpretations of information and data; marketing and merchandising techniques; prospective customers’ names and marks; grids and maps; electronic databases; models; specifications; computer programs; internal business records; contracts benefiting or obligating Tyson; bids or proposals submitted to any third party; technologies and methods; training methods and training processes; organizational structure; personnel information, including salaries of personnel; payment amounts or rates paid to consultants or other service providers; and other information, whether tangible or intangible, in any form or medium provided (collectively, “Confidential Information”) which is not generally available to the public and which has been developed, will be developed or acquired by Tyson at considerable effort and expense. Without limiting the foregoing, you acknowledge and agree that you have already or will learn, be provided, develop and have access to certain techniques, methods or applications implemented or developed by Tyson which are not generally known to the public or within the community in which Tyson competes, and any and all such information shall be treated as Confidential Information.
ii.    During your employment with Tyson and at any time thereafter, unless otherwise specifically authorized in writing by Tyson, you hereby covenant and agree: (A) to hold Confidential Information in the strictest confidence; (B) not to, directly or indirectly, disclose, divulge or reveal any Confidential Information to any person or entity other than as authorized by Tyson; (C) to use such Confidential Information only within the scope of your employment with Tyson and for the benefit of Tyson; and (D) to take such protective measures as may be reasonably necessary to preserve the secrecy and interests of Tyson in the Confidential Information. You agree to immediately notify Tyson of any unauthorized disclosure or use of any Confidential Information of which you become aware.

Exhibit 10.1
iii.    Nothing in the Agreement or any other agreements that you have with Tyson (A) prohibits or restricts you from disclosing relevant and necessary information or documents in any action, investigation, or proceeding relating to your employment by Tyson, (B) prohibits or restricts you from cooperating with, providing relevant information to, testifying before, or otherwise assisting in an investigation or proceeding by the Securities and Exchange Commission (“SEC”), or any other governmental or regulatory body or official(s) or self-regulatory organization regarding a possible violation of law, rules, or regulations, (C) (1) prohibits or restricts you from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the SEC, Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation or (2) requires that you obtain the prior authorization of Tyson or Tyson’s General Counsel to make any such reports or disclosures, and you are not required to notify Tyson or Tyson’s General Counsel that you have made such reports or disclosures, or (D) prohibits or restricts you from voluntarily disclosing information about your own compensation; provided that, if permitted by law, upon receipt of any subpoena, court order or other legal process compelling the disclosure of any such information or documents covered by the Agreement, you shall, prior to disclosing such information or documents, give prompt written notice to Tyson to permit Tyson to protect its interests to the fullest extent possible, including, but not limited to, by seeking a protective order.
iv.    You will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Furthermore, if you file a lawsuit for retaliation by Tyson for reporting a suspected violation of law, you may disclose Tyson’s trade secrets to your attorney and use the trade secret information in the court proceeding if you: (1) file any document containing the trade secret under seal; and (2) do not disclose the trade secret, except pursuant to court order.

Exhibit 10.1
(b)    Creative Works.
i.    “Creative Works” include, but are not limited to, all original works of authorship, inventions, discoveries, designs, computer hardware and software, algorithms, programming, scripts, applets, databases, database structures, or other proprietary information, business ideas, and related improvements and devices, which are conceived, developed, or made by you, either alone or with others, in whole or in part, on or off Tyson’s premises, (A) during your employment with Tyson, (B) with the use of the time, materials, or facilities of Tyson, (C) relating to any product, service, or activity of Tyson of which you have knowledge, or (D) suggested by or resulting from any work performed by you for Tyson. Creative Works do not include inventions or other works developed by you entirely on your own time without using Tyson’s equipment, supplies, facilities, or trade secret information except for those inventions or works developed during your employment with Tyson that either: (1) relate at the time of conception or reduction to practice of the invention to Tyson’s business, or actual or demonstrably anticipated research or development of Tyson; or (2) result from any work performed by you for Tyson.
ii.    To the extent any rights in the Creative Works are not already owned by Tyson, you irrevocably assign and transfer to Tyson all proprietary rights, including, but not limited to, all patent, copyright, trade secret, trademark, and publicity rights, in the Creative Works and agree that Tyson will be the sole and exclusive owner of all right, title, and interest in the Creative Works. Tyson will have the right to use all Creative Works, whether original or derivative, in any manner whatsoever and in any medium now known or later developed. You agree not, at any time, to assert any claim, ownership, or other interest in any of the Creative Works or Confidential Information.
iii.    Both during and after your employment, you agree to execute any documents necessary to effectuate the assignment to Tyson of the Creative Works, and will execute all papers and perform any other lawful acts reasonably requested by Tyson for the preparation, prosecution, procurement, and maintenance of any trademark, copyright, and/or patent rights in and for the Creative Works, You further agree that you will not be entitled to any compensation in addition to the salary paid to you during the development of the Creative Works. In the event Tyson is unable for any reason to secure your signature to any document Tyson reasonably requests you to execute under this Section 6(b), you hereby irrevocably designate and appoint Tyson and its authorized officers and agents as your agents and attorneys-in-fact to act for and in your behalf and instead of you to execute such document with the same legal force and effect as if executed by you.
(c)    No Restrictions on Employment. You are being employed or continuing to be employed by Tyson with the understanding that (i) you are free to enter into employment or continued employment with Tyson, (ii) your employment with Tyson will not violate any agreement you may have with a third party (e.g., existing employment, non-compete, intellectual property ownership, and/or non- disclosure agreements) and (iii) only Tyson is entitled to the benefit of your work.

Exhibit 10.1
If you have any agreements with a prior employer, you are required to provide such agreements to Tyson prior to executing this Agreement. Tyson has no interest in using any other person’s patents, copyrights, trade secrets, or trademarks in an unlawful manner. You should not disclose to Tyson or any employee of Tyson any intellectual property or confidential information of your prior employers or anyone else or misapply proprietary rights that Tyson has no right to use and you further represent and warrant that you have either already returned or have coordinated the return of all such information to any prior employer.
(d)    Removal and Return of Tyson Property. All written materials, records, data, and other documents prepared or possessed by you during your employment with Tyson are Tyson’s property. All memoranda, notes, records, files, correspondence, drawings, manuals, models, specifications, computer programs, maps, and all other documents, data, or materials of any type embodying such information, ideas, concepts, improvements, discoveries, and inventions are Tyson’s property. You agree not to remove any property of Tyson, including, but not limited to, any Confidential Information or Creative Works, from Tyson’s premises, except as authorized under Tyson’s policies or with the prior written approval of Tyson’s General Counsel or Chief Human Resources Officer. Unless specifically authorized by Tyson in writing, you may not place Tyson Confidential Information or Creative Works on Removable Media, as defined below. On Tyson’s request, your acceptance of other employment, or the termination of your employment for any reason, you will immediately return to Tyson all Tyson property, including all Confidential Information and Creative Works and any and all documents and materials that contain, refer to, or relate in any way to any Confidential Information, as well as any other property of Tyson in your possession or control, including all electronic and telephonic equipment, credit cards, security badges, and passwords. You will permit Tyson to inspect any property provided by Tyson to you or developed by you as a result of or in connection with your employment with Tyson when you accept other employment or otherwise separate from your employment for any reason, regardless of where the property is located. For purposes of this Section 6(d), “Removable Media” means portable or removable hard disks, floppy disks, USB memory drives, zip disks, optical disks, CDs, DVDs, digital film, memory cards (e.g., Secure Digital (SD), Memory Sticks (MS), CompactFlash (CF), SmartMedia (SM), MultiMediaCard (MMC), and xD-Picture Card (xD)), magnetic tape, and all other removable data storage media.
(e)    Non-Competition.
i.    You acknowledge that Tyson conducts business throughout the United States and in other territories throughout the world, and that Tyson may expand its operations to include additional territories from time to time, and that your duties and services impact Tyson’s conducting business throughout all of the territories in which Tyson operates and intends to operate. Accordingly, you acknowledge the need for certain restrictions contained in this Agreement, without limitation as to location or geography within the territories in which Tyson operates or plans to operate, including the United States.

Exhibit 10.1
ii.    You agree that during your employment with Tyson, and for a period of 24 months following your Termination Date for any reason, you will not directly or indirectly, on behalf of yourself or in conjunction with any other person, company or entity, own (other than less than 5% ownership in a publicly traded company), manage, operate, or participate in the ownership, management, operation, or control of, or be employed by or a consultant or advisor to any person, company or entity (A) which is in competition with Tyson, or (B) which would benefit from your using or disclosing, whether or not intentionally, Confidential Information of Tyson.
iii.    You agree that during your employment with Tyson and for a period of 24 months following your Termination Date for any reason, you will not directly or indirectly, on behalf of you or any other person, company or entity, participate in the planning, research or development of any strategies or methodologies, similar to strategies or methodologies, utilized or developed by Tyson, excluding general industry knowledge, for which you had access to, utilized or developed during the 36 months preceding your Termination Date. You agree that nothing in this Section 6(e) shall limit your confidentiality obligations in this Agreement.
iv.    Further, you understand and agree that during your employment and the restricted time periods thereafter as designated in this Agreement, while you may gather information to investigate other employment opportunities, you shall not make plans or prepare to compete, solicit or take on activities which are in violation of this Agreement. You are required to show this Agreement to all new employers prior to accepting new employment and Tyson shall also be permitted to show this Agreement to all new employers or yours as well. In addition, before accepting a position or entering into a relationship with any person, company or entity that is, in whole or in part, a competitor, or could reasonably be construed to be a competitor, or is taking steps to become a competitor, with Tyson, you are required to inform Tyson of the identity of such person, company or entity and your anticipated responsibilities for, or relationship with, such person, company or entity.
(f)    Non-Solicitation. You agree that during your employment with Tyson and for a period of 36 months following your Termination Date, you will not, for any reason, nor will you assist any third party to, directly or indirectly (i) raid, hire, solicit, encourage or attempt to persuade any employee or independent contractor of Tyson, or any person who was an employee or independent contractor of Tyson during the 6 months preceding the Termination Date, to leave the employ of or terminate a relationship with Tyson; (ii) interfere with the performance by any such persons of their duties for Tyson; (iii) solicit, encourage or attempt to persuade any person, company or entity that was a customer or vendor of Tyson during the 6 months preceding your Termination Date to terminate, diminish or modify its relationship with Tyson, or (iv) communicate with any such person, company or entity for the purposes prohibited in Section 6(e).

Exhibit 10.1
(g)    Non-Disparagement.
i.    You agree that you shall not at any time engage in any form of conduct, or make any statement or representation, either oral or written, that disparages, impugns or otherwise impairs the reputation, goodwill or interests of Tyson, or any of its officers, directors, shareholders, managing members, representatives, and/or employees or agents in either the individual or representative capacities of any of the foregoing individuals (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments). Nor shall you direct, arrange or encourage others to make any such derogatory or disparaging statements on your behalf.
ii.    Tyson agrees that it will instruct its directors and executive officers not to make any public statement or representation that disparages, impugns or otherwise impairs your reputation and Tyson further agrees not to make any official, public statement or representation that disparages, impugns or otherwise impairs your reputation.
iii.    Nothing in this Section 6, however, shall prevent you or Tyson from providing truthful testimony or information in any proceeding or in response to any request from any governmental agency, or judicial, arbitral or self-regulatory forum, or as otherwise required by law.
7.    Cooperation. You agree that you will cooperate with Tyson and its internal and external attorneys in the prosecution or defense of any litigation, administrative action or proceeding, regulatory proceeding, or claims (including those currently pending or brought in the future) related to, arising from, or in connection with events, matters, acts, or omissions which occurred or accrued during your time of employment and to which you may be a witness or other interested party. Your cooperation will include, without limitation, being reasonably available for meetings and interviews with Tyson’s counsel and appearing for, and providing truthful testimony in, depositions and at trial without the need for a subpoena. With respect to any such depositions, interviews, or appearances, you agree to be represented by Tyson’s counsel and to work with such counsel in preparation therefor. Tyson will reimburse you for all reasonable expenses, including travel costs, approved in advance and incurred during such cooperation.
8.        Remedies.
(a)    Effect of Breach. You acknowledge and agree that, in the event of any breach by you of the terms and conditions of this Agreement, your accrued benefits pursuant to the terms of certain benefit plans and programs may be discontinued or forfeited, in addition to any other rights and remedies Tyson may have at law or in equity. In addition, you acknowledge and agree that, in the event of any breach by you of the terms and conditions of this Agreement, Tyson may elect to cancel any and all payments of benefits otherwise due to you, but not yet paid, under this Agreement or otherwise; and you will refund to Tyson any amounts previously paid by Tyson to you in excess of your Accrued Compensation and Plan Benefits (within the meaning of Section 4).

Exhibit 10.1
(b)    You acknowledge that irreparable damage would result to Tyson if the provisions of this Agreement are not specifically enforced, and that, in addition to any other legal or equitable relief available, and notwithstanding any alternative dispute resolution provisions that have been or may be agreed to between Tyson and you, Tyson shall be entitled to injunctive relief in the event of any failure to comply with the provisions of this Agreement. If you violate any of the terms of this Agreement, you will indemnify Tyson for the expenses, including but not limited to reasonable attorneys’ fees, incurred by Tyson in enforcing this Agreement.
(c)    Clawback Policies. In addition to any other remedies provided in this Section 8, all amounts payable under this Agreement are subject to any policy, whether in existence as of the Effective Date or later adopted, established by Tyson that provides for the clawback or recovery of amounts that were previously paid to you in accordance with and pursuant to the terms and conditions of such policy. Tyson will make any determinations for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.
Further, notwithstanding any other provisions of this Agreement, if within one year of the termination of your employment, Tyson becomes aware of facts that would have allowed Tyson to terminate your employment for Cause (within the meaning of Section 3), then, to the extent permitted by law, Tyson may elect to cancel any and all payments of benefits otherwise due to you, but not yet paid, under this Agreement or otherwise; and you will refund to Tyson any amounts previously paid by Tyson to you in excess of your Accrued Compensation and Plan Benefits (within the meaning of Section 4).
(d)    Enforcement, Severability and Extension. You specifically acknowledge and agree that the purpose of the restrictions contained in Section 6 is to protect Tyson from unfair competition, including improper use of the Confidential Information by you, and that the restrictions and covenants contained therein are reasonable with respect to both scope and duration of application. Notwithstanding the foregoing, if any court determines that any of the terms herein are unreasonable, invalid or unenforceable, the court shall interpret, alter, amend or modify any or all of the terms to include as much of the scope, time period and intent as will render the restrictions enforceable, and then as modified, enforce the terms. Each covenant and restriction contained in this Agreement is independent of each other such covenant and restriction, and if any such covenant or restriction is held for any reason to be invalid, unenforceable and incapable of corrective modification, then the invalidity or unenforceability of such covenant or restriction shall not invalidate, affect or impair in any way the validity and enforceability of any other such covenant or restriction. In the event of a breach by you of any restriction in Section 6, that particular restriction shall be extended by the period of time for which you were in breach.

Exhibit 10.1
9.    Mutual Agreement to Arbitrate. Executive and the Company agree that all disputes, claims or controversies arising under this Agreement or out of the Executive’s employment with the Company shall be resolved by final and binding arbitration pursuant to the terms and conditions of the Mutual Agreement to Arbitrate Disputes, (the “Arbitration Agreement”) executed simultaneously and as a condition precedent of this Agreement. A copy of the Arbitration Agreement is attached hereto as Exhibit A. The Arbitration Agreement is incorporated by reference into this Agreement in its entirety as if set forth in full herein. Executive agrees and acknowledges that the Arbitration Agreement survives the termination of this Agreement or of Executive’s employment with the Company in all circumstances.
10.    General.
(a)     Notices. All written notices, requests and other communications provided pursuant to this Agreement shall be deemed to have been duly given, if delivered in person or by courier, or by facsimile transmission or sent by express, registered or certified mail, postage prepaid addressed, if to you, at the most recent address on record in Tyson’s human resources information system, and if to Tyson, at its headquarters:
Tyson Foods, Inc.
Attn: Chief People Officer
2200 Don Tyson Parkway
Springdale, Arkansas 72762-6999

(b)    Modification/Entire Agreement. This Agreement contains all the terms and conditions agreed upon by the parties hereto, and no other agreements, oral or otherwise, regarding the subject matter of this Agreement shall be deemed to exist or bind either of the parties hereto, except for any pre-employment confidentiality agreement that may exist between the parties or any agreement or policy specifically referenced herein. This Agreement cannot be modified except by a writing signed by both parties.
(c)    Assignment. This Agreement shall be binding upon you, your heirs, executors and personal representatives and upon Tyson, its successors and assigns. You acknowledge that the services to be rendered by you are unique and personal. You may not assign, transfer or pledge your rights or delegate your duties or obligations under this Agreement, in whole or in part, without first obtaining the written consent of the CLDC Chairman.
(d)    Applicable Law. You acknowledge that this Agreement is performable at various locations throughout the United States and specifically performable wholly or partly within the State of Arkansas and consent to the validity, interpretation, performance and enforcement of this Agreement being governed by the internal laws of said State of Arkansas, without giving effect to the conflicts of laws provisions thereof.

Exhibit 10.1
(e)    Jurisdiction and Venue of Disputes. The courts of Washington County, Arkansas shall have exclusive jurisdiction and be the venue of all disputes between Tyson and you, whether such disputes arise from this Agreement or otherwise. In addition, you expressly waive any right that you may have to sue or be sued in the county of your residence and consent to venue in Washington County, Arkansas. The parties acknowledge that, by signing this Agreement, they are waiving any right that they may have to a trial by jury for any matter related to this Agreement.
(f)    Funding. All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid from the general funds of Tyson, and no special or separate fund shall be established, and no other segregation of assets made, to assure payment. You shall have no right, title or interest whatever in or to any investments which Tyson may make to aid Tyson in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from Tyson hereunder, such right shall be no greater than the right of an unsecured creditor of Tyson.
11.    Special Tax Considerations.
(a)    Tax Withholding. Tyson shall provide for the withholding of any taxes required to be withheld by federal, state and local law with respect to any payments in cash and/or other property made by or on behalf of Tyson to or for your benefit under this Agreement or otherwise.

Exhibit 10.1
(b)    Excise Tax. Notwithstanding the foregoing, if the total payments to be paid to you under this Agreement, along with any other payments to you by Tyson, would result in you being subject to the excise tax imposed by Section 4999 of the Code (commonly referred to as the “Golden Parachute Tax”), Tyson shall reduce the aggregate payments to the largest amount which can be paid to you without triggering the excise tax, but only if and to the extent that such reduction would result in you retaining larger aggregate after-tax payments. The determination of the excise tax and the aggregate after-tax payments to be received by you will be made by Tyson. In the case of a reduction in the total payments subject to this Section 11(b), such payments will be reduced in the following order: (i) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a), with amounts that are payable last reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced (and if payments are to be made at the same time, with non-cash payments reduced before cash payments); (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G- 1, Q&A 24, with amounts that are payable last reduced first, will next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced (and if payments are to be made at the same time, with non-cash payments reduced before cash payments); and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) will be next reduced pro-rata. Any reductions made pursuant to each of clauses (i)-(v) above will be made in the following manner: first, a pro-rata reduction of cash payment and payments and benefits due in respect of any equity not subject to Section 409A, and second, a pro-rata reduction of cash payments and payments and benefits due in respect of any equity subject to Section 409A as deferred compensation.
(c)    Separation from Service. In the event that the termination of your employment does not constitute a “separation from service” as defined in Code Section 409A, including all regulations and other guidance issued pursuant thereto, your rights to the payments and benefits described in Section 4 will vest upon the Termination Date, but no payment to you that is subject to Code Section 409A will be paid until you incur a separation from service (or until six (6) months after such date if you are a “specified employee” pursuant to subsection (d) of this Section 11), and any amounts that would otherwise have been paid before such date will be paid instead as soon as practicable after such date.

Exhibit 10.1
(d)    Six-Month Delay in Payment. Notwithstanding anything to the contrary in this Agreement, if you are a “specified employee” as defined and applied in Code Section 409A as of your Termination Date, then, to the extent any payment under this Agreement or any Tyson plan or policy constitutes deferred compensation (after taking into account any applicable exemptions from Code Section 409A, including those specified in subsection (f) of this Section) and to the extent required by Code Section 409A, no payments due under this Agreement or any Tyson plan or policy may be made until the earlier of: (i) the first (1st) day following the six (6) month anniversary of your Termination Date and (ii) your date of death; provided, however, that any payments delayed during the six (6) month period will be paid in the aggregate as soon as reasonably practicable following the six (6) month anniversary of your Termination Date.
(e)    Expense Reimbursement. In no event will an expense be reimbursed after December 31 of the calendar year following the calendar year in which the expense was incurred unless explicitly allowed by any expense reimbursement policies, programs or offerings for Tyson executives. You are not permitted to receive a payment or other benefit in lieu of reimbursement under Section 2(e).
(f)    Application of Exemptions. For purposes of Code Section 409A, each “payment” (as defined by Code Section 409A) made under this Agreement will be considered a “separate payment.” In addition, for purposes of Code Section 409A, each such payment will be deemed exempt from Code Section 409A to the fullest extent possible under (i) the “short-term deferral” exemption of Treasury Regulation § 1.409A-1(b)(4), and (ii) with respect to any additional amounts paid no later than the second (2nd) calendar year following the calendar year containing your Termination Date, the “involuntary separation” pay exemption of Treasury Regulation § 1.409A-l(b)(9)(iii), which are hereby incorporated by reference.
(g)    Effect of Release. Any amounts that are not exempt from Code Section 409A under paragraph (f) above, and which are paid subject to your execution of a Release that provides for a consideration period and revocation period that crosses two calendar years, shall be paid on the first payroll date in the second calendar year that occurs on or after the expiration of the revocation period, regardless of the date the Release is signed.
(h)    Interpretation and Administration of Agreement. To the maximum extent permitted by law, this Agreement will be interpreted and administered in such a manner that the payments to you are either exempt from, or comply with, the requirements of Code Section 409A.
SIGNATURE PAGE FOLLOWS

Exhibit 10.1
IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.
YOU ACKNOWLEDGE THAT YOU HAVE COMPLETELY READ THE ABOVE, HAVE BEEN ADVISED TO CONSIDER TIDS AGREEMENT CAREFULLY, AND HAVE BEEN FURTHER ADVISED TO REVIEW IT WITH LEGAL COUNSEL OF YOUR CHOOSING BEFORE SIGNING. YOU FURTHER ACKNOWLEDGE THAT YOU ARE SIGNING THIS AGREEMENT VOLUNTARILY, AND WITHOUT DURESS, COERCION, OR UNDUE INFLUENCE AND THEREBY AGREE TO ALL OF THE TERMS AND CONDITIONS CONTAINED HEREIN.

/s/ Jeffrey K. Schomburger
Jeffrey K. Schomburger
TYSON FOODS, INC.
By: Les R. Baledge
Les R. Baledge
Chair, Compensation & Leadership Development Committee Board of Directors

Exhibit 10.1

Exhibit A
MUTUAL AGREEMENT TO ARBITRATE DISPUTES
This Mutual Agreement to Arbitrate Disputes ("Arbitration Agreement") is entered into as of the 27th day of May 2026, by and between Tyson Foods, Inc., including its parents, subsidiaries, affiliates, predecessors, successors, and assigns ("Company"), and Jeffrey K. Schomburger ("Executive"). simultaneously with and as a condition precedent to an Employment Agreement (the “Agreement”). Company and Executive may be referred to individually as a “Party” and collectively as the “Parties.”
1.    DEFINITIONS.
For purposes of this Arbitration Agreement, the following definitions apply:
(a)    “Claim” means any dispute, claim, or controversy, past, present, or future, arising out of or relating to Executive’s recruitment, employment, compensation, benefits, equity or incentive awards, performance, discipline, or separation from employment, or any other aspect of the Parties’ relationship, whether sounding in contract, tort, statute, regulation, common law, or equity;
(b)    “Arbitrable Claim” means any Claim covered by Section 3 that is not expressly excluded by Section 4;
(c)    “Arbitration” means final and binding arbitration administered pursuant to this Arbitration Agreement;
(d)    “FAA” means the Federal Arbitration Act, 9 U.S.C. §§ 1–16; and
(e)    “Governing Rules” means the employment arbitration rules of the selected administrator identified in Section 7, as modified by this Arbitration Agreement.
2.    MUTUAL AGREEMENT TO ARBITRATE.
EXECUTIVE AND THE COMPANY UNDERSTAND AND AGREE THAT THE ARBITRATION OF DISPUTES AND CLAIMS UNDER THIS ARBITRATION AGREEMENT SHALL BE INSTEAD OF A COURT TRIAL BEFORE A JUDGE AND/OR A JURY. Executive and the Company understand and agree that, by signing this Arbitration Agreement, they are expressly waiving any and all rights to a trial before a judge and/or a jury regarding any disputes and claims which they now have or which they may in the future have that are subject to arbitration under this Arbitration Agreement. Executive and the Company also understand and agree that the arbitrator’s decision will be final and binding on both the Company and Executive, subject to review on the grounds set forth in the Federal Arbitration Act (“FAA”), as applicable.

Exhibit 10.1
3.    COVERED CLAIMS.
Covered Claims include, without limitation, claims for breach of contract; promissory estoppel; fraud or misrepresentation; defamation; retaliation; wrongful or constructive discharge; discrimination or harassment, specifically including but not limited to claims made on the basis of age, sex, race, national origin, religion, disability or any other unlawful basis, under any and all federal, state, or municipal statutes, regulations, ordinances or common law, including but not limited to Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866 and 1991, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, and including claims under the Fair Labor Standards Act of 1938, the Equal Pay Act of 1963, Section 1981 of the Civil Rights Act, and the Worker Adjustment and Retraining Notification Act; wages, bonuses, commissions, equity or incentive compensation, including but not limited to claims for non-payment, incorrect payment, or overpayment of wages, commissions, bonuses, severance, stock options, stock grants and the like, whether such claims be pursuant to alleged express or implied contract or obligation, equity, or any federal, state, or municipal laws concerning wages, compensation or benefits, claims of failure to pay wages for all hours worked, failure to pay overtime, failure to pay wages due on termination, failure to pay paid sick leave, failure to pay paid time off, failure to provide accurate itemized wage statements, entitlement to waiting time penalties and/or any other claims involving compensation issues; benefits (except as excluded below) and any claims arising out of or relating to the grant, exercise, vesting and/or issuance of equity in the Company or options to purchase equity in the Company; expense reimbursement; infliction of emotional distress, misrepresentation, conversion, embezzlement, interference with contract or prospective economic advantage, defamation, unfair business practices, invasion of privacy, breach of personal data, use and/or misuse of biometric information, and any other tort or tort-like causes of action relating to or arising from the employment relationship or termination thereof; and claims for attorneys’ fees and costs available under applicable law. These claims are covered by this Arbitration Agreement whether the disputes or claims arise under common law, or in tort, contract, or pursuant to a statute, regulation, or ordinance now in existence or which may in the future be enacted or recognized.
4.    EXCLUDED CLAIMS.
This Arbitration Agreement does not apply to: (a) workers’ compensation benefit claims (except retaliation or discrimination claims to the extent arbitrable); (b) unemployment insurance benefit claims; (c) claims that cannot be required to be arbitrated as a matter of law at the time the Claim is brought; or (d) the filing of administrative charges with federal, state, or local agencies that cannot legally be waived. Nothing herein limits Executive’s right to file such charges; however, to the maximum extent permitted by law, claims for individual monetary relief shall be pursued in Arbitration.
5.    INTERIM INJUNCTIVE RELIEF (STATUS QUO ONLY).
Either Party may seek temporary or preliminary injunctive relief in a court of competent jurisdiction solely to preserve the status quo or prevent irreparable harm pending completion of Arbitration. The merits of all underlying Claims shall be resolved exclusively in Arbitration.

Exhibit 10.1
6.    GOVERNING LAW.
This Arbitration Agreement evidences a transaction involving interstate commerce and is governed by the FAA. To the extent the FAA does not apply, Arkansas law governs without regard to conflict-of-law principles.
7.    ARBITRATION ADMINISTRATION AND LOCATION.
Arbitration shall be administered exclusively by JAMS under its then-current Employment Arbitration Rules and Procedures, as modified by this Arbitration Agreement. Unless otherwise agreed, Arbitration shall be conducted in Washington County, Arkansas, and may be conducted by videoconference where permitted.
8.    ARBITRATOR AUTHORITY AND AWARD.
The arbitrator shall be a neutral attorney with at least ten (10) years of experience in employment law or complex commercial disputes. The arbitrator may award all remedies available under applicable law on an individual basis and shall issue a written, reasoned award.
9.    DELEGATION.
Except as limited by Section 10, the arbitrator has exclusive authority to resolve disputes regarding interpretation, applicability, enforceability, or formation of this Arbitration Agreement.
10.    CLASS, COLLECTIVE, AND REPRESENTATIVE ACTION WAIVER.
All Claims must be brought on an individual basis only. The arbitrator has no authority to hear class, collective, or representative claims. If this waiver is unenforceable as to a particular Claim or remedy, that Claim or remedy shall proceed only in court.
11.    FEES AND COSTS.
Company shall pay arbitration fees and arbitrator compensation to the extent required by applicable law. Each Party bears its own attorneys’ fees incurred in connection with the arbitration, and the arbitrator will not have authority to award attorneys’ fees unless a statute or contract at issue in the dispute authorizes the award of attorneys’ fees to the prevailing party, in which case the arbitrator shall have the authority to make an award of attorneys’ fees as required or permitted by applicable law. If there is a dispute as to whether the Company or Executive is the prevailing party in the arbitration, the arbitrator will decide this issue.
12.    CONFIDENTIALITY.
Unless prohibited by law, the Arbitration and award shall be confidential except as necessary to enforce or challenge the award or comply with legal obligations.

Exhibit 10.1
13.    LIMITATIONS PERIOD; SURVIVAL; SEVERABILITY.
Claims must be brought within applicable statutes of limitation for the claim(s) upon which arbitration is sought, compelled or required. This Arbitration Agreement survives termination of employment. Unenforceable provisions shall be severed or reformed to the minimum extent necessary.
14.    VOLUNTARY AND KNOWING AGREEMENT.
The Parties acknowledge they have read this Arbitration Agreement carefully and had the opportunity to consult counsel and enter into this Arbitration Agreement knowingly and voluntarily.
15.    SEVERABILITY.
Executive and the Company understand and agree that if any term or portion of this Arbitration Agreement shall, for any reason, be declared by a Court of competent jurisdiction to be invalid or unenforceable or to be contrary to public policy or any law, such a decision shall only be binding in the jurisdiction in which the decision was made. In addition, the remainder of this Arbitration Agreement shall not be affected by such invalidity or unenforceability but shall remain in full force and effect, as if the invalid or unenforceable term or portion thereof had not existed within this Arbitration Agreement.
16.    ENTIRE AGREEMENT.
This Arbitration Agreement constitutes the entire agreement concerning arbitration and may be amended only in a writing signed by both Parties.
SIGNATURES COMPANY:
Tyson Foods, Inc.
By: /s/ Les R. Baledge     Date: 5/27/2026
EXECUTIVE:
Jeffrey K. Schomburger
/s/ Jeffrey K. Schomburger      Date: 5/27/2026
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CALIFORNIA COMPLIANCE AND SAVINGS ADDENDUM
This Addendum applies only if Executive resides or works in California or California law is asserted to apply.
1.    Non-Waiver of Non-Arbitrable Claims. Nothing in this Arbitration Agreement requires arbitration of claims that are non-arbitrable under California law, including representative claims under the California Private Attorneys General Act (PAGA), to the extent such claims are determined to be non-arbitrable.
2.    Severability and Stay of Representative Claims. Any representative claim that must proceed in court under California law shall be stayed pending completion of Arbitration of arbitrable individual claims.
3.    Costs and Fees Compliance. Company shall bear arbitration costs as required by California law, including arbitrator fees and unique forum costs.
4.    Savings Clause. This Arbitration Agreement shall be interpreted and enforced to the maximum extent permitted by California law, and any unenforceable provision shall be limited or severed only to the minimum extent necessary to preserve enforceability.